Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
Renee Svec	Cindy Williams
Director - Marketing and Communications	Investor Relations Manager
727.214.3411, ext. 5212	727.214.3411, ext. 5260
rsvec@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE CORPORATION REPORTS OPERATING

RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF 2005

ST. PETERSBURG, Fla., Feb. 13, 2006—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced its operating results for the fourth quarter and full year ended Dec. 31, 2005.

First Advantage reported net income of $16.7 million (30 cents per diluted share) and $59.4 million ($1.11 per diluted share) for the quarter and year ended Dec. 31, 2005, respectively. The company reported net income of $10.2 million (20 cents per diluted share) and net income of $43.1 million (86 cents per diluted share) for the quarter and year ended Dec. 31, 2004, respectively.

Results of operations for the quarter and year ending Dec. 31, 2005, include a pretax investment gain of $9.5 million ($5.6 million after tax or 10 cents per diluted share) related to the issuance of stock by DealerTrack Holdings Inc., an unconsolidated investee accounted for on the equity method. Results of operations for the year ending Dec. 31, 2005, also include merger, relocation and marketing-related expenses recorded in the second quarter of 2005 of approximately $6 million ($5.1 million after tax or 10 cents per diluted share).

Revenue for the company was $170.1 million and $643.7 million for the quarter and year ended Dec. 31, 2005, respectively. First Advantage’s revenue was $126.6 million and $516.7 million for the quarter and year ended Dec. 31, 2004, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding the aforementioned investment gain, were $30.7 million and $128.8 million for the quarter and year ended Dec. 31, 2005, respectively. EBITDA was $24.5 million and $99.2 million for the quarter and year ended Dec. 31, 2004, respectively.

The Employer Services and the Investigative and Litigation Support Services segments both achieved record revenue and earnings in the fourth quarter. Corporate costs increased to approximately 4.8 percent of service revenue in the fourth quarter compared to 3.0 percent in the third quarter. The increase was primarily due to the Credit Information Group (CIG) acquisition, which was completed in Sept. 2005 and resulted in increased compensation and professional fees in the fourth quarter. It is expected that corporate costs will average approximately 3.5 percent of service revenue on a quarterly basis in 2006.

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First Advantage Corporation Reports Operating Results for the Fourth Quarter and Full Year of 2005

“Our 2005 results demonstrate a year of significant progress for First Advantage Corporation and substantiate the strength of our growth strategy,” said John Long, chief executive officer. “We are especially excited with our international opportunities that were initiated with the acquisition of Asia Pacific-based Quest Research, Inc. Today, the Employer Services segment has ten offices in the Asia-Pacific region and will continue its expansion to serve growing international demand for employment screening and, potentially, other employer services.

“Also, our third quarter acquisition of the Credit Information Group (CIG) from our parent company, The First American Corporation, helped to redefine First Advantage with the addition of complimentary business lines, significant scale and depth of leadership.

“These key accomplishments, coupled with other strategic acquisitions and the hard work of all our business lines, made for another successful year for First Advantage. As a result, we renew our commitment to our growth strategy and remain focused on gaining market share, improving scale and expanding service offerings, both domestically and internationally. We will continue to pursue these objectives in 2006 via acquisition and through organic efforts. We’re looking forward to another year of success as we build upon our 2005 achievements.”

Fourth quarter acquisitions included: Road Manager Financial Services, Inc., a fleet management services company; True Data Partners, an e-discovery services company; Credit Data Services, a consumer credit and business information services business; The Info Center, a resident screening provider; and TruStar Solutions, Inc., a recruiting services firm. First Advantage also acquired a majority ownership in LeadClick Media, Inc., a leading on-line lead generation and marketing company, during this period.

Full year 2006 earnings guidance has been revised to reflect the first quarter 2006 issuance of contingent Class B common shares to The First American Corporation as a result of the DealerTrack initial public offering and pursuant to the terms of the CIG acquisition agreements entered into in Sept. 2005. First Advantage estimates diluted earnings per share in 2006 to be in the range of $1.25 to $1.30, excluding the impact of stock-based compensation expense. The company expects stock-based compensation expense to reduce diluted earnings per share in the range of 13 to 15 cents, depending on the timing of the issuance of the underlying securities and the deductibility of the stock-based compensation expense for financial reporting purposes. EBITDA for the year ending Dec. 31, 2006, is expected to be between $170 million and $180 million.

Management estimates that diluted earnings per share will be in the range of 24 to 27 cents for the quarter ending March 31, 2006, excluding the impact of stock-based compensation expense, which is estimated to reduce diluted earnings per share by 4 cents. Total revenue for the quarter ending March 31, 2006, is expected to be between $188 million and $192 million. EBITDA for the quarter ending March 31, 2006, is expected to be between $38 million and $40 million.

First Advantage’s fourth quarter and full year 2005 results will be discussed in more detail on Tuesday, Feb. 14, 2005, at 8:30 a.m. ET, via teleconference and webcast.

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First Advantage Corporation Reports Operating Results for the Fourth Quarter and Full Year of 2005

The teleconference dial-in number is 888.566.0007 within the U.S. and 312.470.0008 outside the U.S. The teleconference pass code is “Advantage”. The live audio webcast of the call will be accessible from the Investor Relations section of First Advantage’s website at www.FADV.com. An audio replay of the teleconference call will be available through Feb. 22, 2006, by dialing 800.331.1949 within the U.S., or 402.220.0191 outside the U.S. An audio archive of the webcast will also be available for replay on First Advantage’s website following the call.

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First Advantage Corporation Reports Operating Results for the Fourth Quarter and Full Year of 2005

Summary Income Statement (Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2005	2004	2005	2004
Service revenue	$159,083,000	$115,616,000	$596,105,000	$472,142,000
Reimbursed government fee revenue	10,975,000	11,030,000	47,644,000	44,599,000

Total revenue	170,058,000	126,646,000	643,749,000	516,741,000
Cost of service revenue	49,283,000	33,556,000	182,309,000	146,457,000
Government fees paid	10,975,000	11,030,000	47,644,000	44,599,000

Total cost of sales	60,258,000	44,586,000	229,953,000	191,056,000
Gross margin	109,800,000	82,060,000	413,796,000	325,685,000

Salaries and benefits	50,619,000	37,104,000	180,927,000	142,980,000
Facilities and telecommunications	6,769,000	5,007,000	25,743,000	20,680,000
Other operating expenses	21,940,000	16,429,000	79,852,000	65,348,000
Depreciation and amortization	8,520,000	6,050,000	27,605,000	23,184,000

Income from operations	21,952,000	17,470,000	99,669,000	73,493,000

Interest (expense) income:
Interest expense	(2,503,000)	(1,059,000)	(6,618,000)	(2,724,000)
Interest income	102,000	202,000	150,000	769,000

Interest (expense) income, net	(2,401,000)	(857,000)	(6,468,000)	(1,955,000)
Equity in earnings of investee	153,000	796,000	1,385,000	1,782,000
Gain on investment	9,471,000	—	9,471,000	—

Income before income taxes and minority interest	29,175,000	17,409,000	104,057,000	73,320,000
Minority interest	510,000	—	443,000	—

Income before income taxes	28,665,000	17,409,000	103,614,000	73,320,000
Provision for income taxes	11,953,000	7,172,000	44,204,000	30,239,000

Net income	$16,712,000	$10,237,000	$59,410,000	$43,081,000

Per share amounts:
Basic earnings per share	$.30	$.20	$1.12	$.87

Basic weighted-average shares outstanding	55,112,891	50,895,592	52,883,760	49,711,384

Diluted earnings per share	$.30	$.20	$1.11	$.86

Diluted weighted-average shares outstanding	56,385,316	51,034,868	53,593,155	50,035,519

EBITDA calculation:
Net income	$16,712,000	$10,237,000	$59,410,000	$43,081,000
Minority interest	510,000	—	443,000	—
Gain on investment	(9,471,000)	—	(9,471,000)	—
Provision for income taxes	11,953,000	7,172,000	44,204,000	30,239,000
Interest expense	2,503,000	1,059,000	6,618,000	2,724,000
Depreciation and amortization	8,520,000	6,050,000	27,605,000	23,184,000

Earnings before interest, taxes, depreciation and amortization (EBITDA)*	$30,727,000	$24,518,000	$128,809,000	$99,228,000

*	EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is used by certain investors to analyze and compare companies.

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First Advantage Corporation Reports Operating Results for the Fourth Quarter and Full Year of 2005

Segment Financial Information (Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2005	2004	2005	2004
Service revenue
Lender Services	$39,364,000	$31,721,000	$168,327,000	$135,201,000
Data Services	29,839,000	18,111,000	91,699,000	74,905,000
Dealer Services	26,105,000	16,820,000	98,357,000	69,842,000
Employer Services	39,388,000	30,797,000	143,839,000	115,461,000
Multifamily Services	14,121,000	12,297,000	63,254,000	54,135,000
Investigative & Litigation Support Services	11,438,000	7,027,000	34,580,000	25,714,000
Corporate	(1,172,000)	(1,157,000)	(3,951,000)	(3,116,000)

Consolidated	$159,083,000	$115,616,000	$596,105,000	$472,142,000

Income (Loss) from operations
Lender Services	$10,609,000	$7,045,000	$48,205,000	$38,057,000
Data Services	8,504,000	5,822,000	29,460,000	14,363,000
Dealer Services	3,037,000	1,499,000	13,559,000	8,164,000
Employer Services	4,417,000	3,809,000	14,967,000	10,647,000
Multifamily Services	1,966,000	2,290,000	16,122,000	12,272,000
Investigative & Litigation Support Services	1,075,000	287,000	2,107,000	908,000
Corporate	(7,656,000)	(3,282,000)	(24,751,000)	(10,918,000)

Consolidated	$21,952,000	$17,470,000	$99,669,000	$73,493,000

Operating margin percentage of service revenue
Lender Services	26.95%	22.21%	28.64%	28.15%
Data Services	28.50%	32.15%	32.13%	19.17%
Dealer Services	11.63%	8.91%	13.79%	11.69%
Employer Services	11.21%	12.37%	10.41%	9.22%
Multifamily Services	13.92%	18.62%	25.49%	22.67%
Investigative & Litigation Support Services	9.40%	4.08%	6.09%	3.53%
Corporate	N/A	N/A	N/A	N/A

Consolidated	13.80%	15.11%	16.72%	15.57%

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First Advantage Corporation Reports Operating Results for the Fourth Quarter and Full Year of 2005

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and subprime markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 3,700 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com

Certain statements in this press release, including those related to corporate costs in 2006, international expansion, execution of growth strategy, organic growth, expansion of service offerings, diluted earnings per share guidance for 2006, the impact of stock-based compensation on earnings in 2006, estimated EBITDA in 2006, earnings per share guidance for first quarter 2006, impact of stock-based compensation on earnings for first quarter 2006, estimated revenue for first quarter 2006 and estimated EBITDA for the first quarter 2006, are forward looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: general volatility of the capital markets and the market price of the company’s Class A common stock; the company’s ability to successfully raise capital; the company’s ability to identify and complete acquisitions and successfully integrate businesses it acquires; changes in applicable government regulations; the degree and nature of the company’s competition; increases in the company’s expenses; continued consolidation among the company’s competitors and customers; unanticipated technological changes and requirements; the company’s ability to identify suppliers of quality and cost-effective data, and other risks identified from time-to-time in the company’s SEC filings. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Investors are advised to consult the company’s filings with the SEC, including its 2004 Annual Report on Form 10-K, for a further discussion of these and other risks.

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